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U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person: Richard F. Holt, 31103 Rancho Viejo Road #2102, San Juan Capistrano 92675

2.   Issuer Name and Ticker or Trading Symbol: EZConnect, Inc. (AGER)

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Statement for Month/Year: 4/00

5.   If Amendment, Date of Original (Month/Year):

6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below (X) 10% Owner ( ) Other
     Title: President

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security:  Common Stock

2. Transaction Date (Month/Day/Year): 4/30/00

3. Transaction Code:   J (1) See Explanation below

4. Securities Acquired (A) or Disposed of (D):  A   400,000

5. Amount of Securities Beneficially Owned at End of Month:  19,783,188

6. Ownership Form:  Direct (D) or Indirect (I):
    D  19,733,188
    I      50,000

7. Nature of Indirect Beneficial Ownership:  Held by Mr. Holt's Spouse

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1. Title of Derivative Security: N/A

2. Conversion or Exercise Price of Derivative Security:  N/A

3. Transaction Date (Month/Day/Year): N/A

4. Transaction Code: N/A

5. Number of Derivative Securities Acquired (A) or Disposed of (D): N/A

6. Date Exercisable and Expiration Date (Month/Day/Year):  N/A


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8. Price of Derivative Security: N/A

9. Number of Derivative Securities Beneficially Owned at End of Month: N/A

10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I):  N/A

11. Nature of Indirect Beneficial Ownership: N/A

Explanation of Responses:

(1) The shares were issued pursuant to the conversion of debt to equity


Signature of Reporting Person:


________________________________
Richard F. Holt

Date:     8/07/00